UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 2, 2017
NEXEO SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36477	46-5188282
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

3 Waterway Square Place, Suite 1000
The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (281) 297-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Board Composition

On November 2, 2017, Nadim Z. Qureshi and Robert J. Zatta tendered their resignations from the Board of Directors (the “Board”) of Nexeo Solutions, Inc. (the “Company”). Messrs. Qureshi and Zatta were designated to the Board by WL Ross Sponsor, LLC (“WLRS”) in accordance with the terms of the Shareholders’ and Registration Rights Agreement (the “Shareholders’ Agreement”), dated as of March 21, 2016, and entered into among the Company, TPG Capital, LLC, and WLRS. WLRS had the right under the Shareholders’ Agreement to nominate two directors to the Board so long as WLRS continued to meet certain ownership thresholds. As a result of WLRS selling a portion of the Company’s common stock it held in April 2017, WLRS no longer has this right. Messrs. Qureshi and Zatta resigned pursuant to the Shareholders’ Agreement and not as a result of any disagreement with the Company.

In consideration of the significant industry experience and financial background Mr. Zatta brings to the Audit Committee, the Board did not accept Mr. Zatta’s resignation and he agreed to continue to serve as a Class III Director with a term expiring at the Company’s 2019 annual meeting of stockholders. Mr. Qureshi’s resignation was effective as of November 2, 2017. He was a Class II Director with a term expiring at the Company’s 2018 annual meeting of stockholders and served on the Compensation Committee and Nominating and Governance Committee of the Board.

Lord William Astor also resigned from the Board on November 2, 2017. He was a Class II Director with a term expiring at the Company’s 2018 annual meeting of stockholders and served on the Audit Committee of the Board. A copy of Lord Astor’s resignation letter, which includes a description of the circumstances relating to his resignation, is included as Exhibit 17.1 to this Current Report on Form 8-K.

Lord Astor became a member of the Board in June 2014, shortly after the Company’s incorporation as a special purpose acquisition company under the name WL Ross Holding Corp. He was re-nominated to the Board by WLRS under the Shareholders’ Agreement as an unaffiliated director in connection with the Company’s merger with Nexeo Solutions Holdings, LLC on June 9, 2016. With Lord Astor’s current term on the Board expiring at the Company’s 2018 annual meeting of stockholders, and based in part on the decrease in ownership of the Company by WLRS and other initial stockholders of the Company, the Nominating and Governance Committee of the Board determined not to nominate Lord Astor for re-election to the Board at the expiration of his current term.

In accordance with the requirements of Item 5.02 of Form 8-K, the Company has provided Lord Astor with a copy of the disclosures it is making in this Item 5.02 report no later than the day of filing this Form 8-K with the Securities and Exchange Commission.

Named Executive Officer Compensation

On November 2, 2017, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) voted to adjust the base compensation for certain executive officers, including certain of the named executive officers, as follows:

Name	Title	Base Salary
Michael B. Farnell, Jr.	Executive Vice President, Chief Administrative Officer and Secretary	$460,000 (increased from $425,000)
Shawn D. Williams	Senior Vice President, Plastics	$450,000 (increased from $410,000)

Also on November 2, 2017, the Compensation Committee and the Board of Directors approved grants to certain executive officers, including the named executive officers, of awards under the Company’s 2016 Long Term Incentive Plan as follows:

Name	Title	Performance Share Units	Restricted Stock	Stock Options
David A. Bradley	President and Chief Executive Officer	89,892	89,892	292,271
Ross J. Crane	Executive Vice President and Chief Financial Officer	22,911	22,911	68,733
Michael B. Farnell, Jr.	Executive Vice President, Chief Administrative Officer and Secretary	22,911	22,911	68,733
Ronald J. LaBuschewsky	Senior Vice President, Supply Chain and Environmental Services	10,782	10,782	32,345
Shawn D. Williams	Senior Vice President, Plastics	20,216	20,216	60,647

The Performance Share Units were granted pursuant to the Nexeo Solutions, Inc. 2016 Long Term Incentive Plan (the “2016 LTIP”). Each Performance Share Unit represents a contingent right to receive a certain number of shares of the Company’s common stock, to be determined based upon the attainment of certain performance goals for the performance period beginning on October 1, 2017 to September 30, 2020. The vesting of the Performance Share Units is tied to the return on invested capital during the performance period, as well as the satisfaction of certain time-based vesting conditions during the period beginning on the date of grant and ending on the date of settlement of the Performance Share Unit. These achievements may result in a payout ranging between 0% and 200% of the values reflected above.

The Restricted Stock Awards and Stock Options were granted pursuant to the 2016 LTIP and each vest in equal amounts annually over a three-year period, with the first portion vesting November 2, 2018. The Stock Options were granted for the purchase of the Company’s common stock, par value $0.0001 per share, with an exercise price of $7.42, the closing price of the Company’s common stock on the Nasdaq Stock Market on November 1, 2017.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

EXHIBIT	DESCRIPTION

17.1	Lord William Astor Letter of Resignation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXEO SOLUTIONS, INC

	By:	/s/ Michael B. Farnell, Jr.
Michael B. Farnell, Jr.
Executive Vice President and Chief Administrative Officer

Dated: November 7, 2017

EXHIBIT INDEX

Exhibit	Description

17.1	Lord William Astor Letter of Resignation